Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of July 12, 2010 by and between CKE RESTAURANTS, INC., a Delaware corporation (the “Company”), and THEODORE ABAJIAN (the “Employee”).

RECITALS:

A. The Company and Employee heretofore entered into an Employment Agreement dated as of January 2004, and amended on December 6, 2005, October 12, 2006, December 16, 2008 and January 28, 2010 (collectively, the “Prior Employment Agreement”).

B. Pursuant to the Agreement and Plan of Merger, dated April 18, 2010, among the Company, Columbia Lake Acquisition Holdings, Inc. (“Parent”), and Columbia Lake Acquisition Corp. (the “Merger Agreement”), the Company, as of the date hereof (the “Effective Date”), becomes a wholly-owned subsidiary of Parent, which is in turn a wholly-owned subsidiary of Apollo CKE Holdings, L.P. (“Holdings LP”), which in turn is indirectly majority-owned by investment funds controlled by Apollo Management VII, L.P. (Apollo Management VII, L.P. and the investment funds it controls are hereinafter referred to as “Apollo”).

C. Immediately prior to the Effective Date, the Employee owned a significant number of shares of common stock of the Company and other stock-based rights, and as a result of the closing of the transactions contemplated by the Merger Agreement, the Employee has or shall receive substantial consideration in exchange for such shares and rights.

D. The Company and the Employee desire to supersede the Prior Employment Agreement in its entirety with this Agreement, all effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1. Employment and Duties.  Subject to the terms and conditions of this Agreement, the Company employs the Employee to serve in an executive and managerial capacity as Chief Financial Officer of the Company, and the Employee accepts such employment and agrees to perform such reasonable responsibilities and duties commensurate with the aforesaid positions as directed by the Company’s Chief Executive Officer or as set forth in the Articles of Incorporation and the Bylaws of the Company.

2.           Term.  The Employee’s term of employment with the Company under this Agreement shall commence on the Effective Date and extend until the fourth anniversary thereof (the “Term”), provided that the Term shall automatically be extended for successive one year periods thereafter, unless at least six months prior to the commencement of any such one year period, either party provides written notice to the other (a “Notice of Non-Renewal”) that the Term shall not be so extended.  The Term shall end prior to the scheduled expiration thereof pursuant to the preceding sentence if the Employee’s employment is terminated pursuant to Section 10.

3.           Salary.  During the Term, the Company shall pay the Employee a minimum base annual salary of $500,000.  The Compensation Committee of the Company’s Board of Directors (the “Board”) may, from time to time after the Effective Date, increase such salary in its sole discretion.

4.           Bonuses.

(a)
With respect to each fiscal year of the Company that ends during the Term, the Employee shall be eligible to receive from the Company an annual performance bonus (the “Annual Bonus”).  The Compensation Committee, after consultation with Employee, shall, prior to the commencement of each such fiscal year, agree upon a reasonable target (“Target”) for such fiscal year for the Company’s (i) comparable same store sales, (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”), and (iii) free cash flow (collectively the “Metrics” and individually a “Metric”).  The Compensation Committee shall then assign a weighting to each of the Metrics based on the importance it attributes to each Metric by allocating a percentage to each Metric (the “Metric Percentage”) such that the sum of all three Metric Percentages equals 100%.  Employee shall then earn an Annual Bonus for each such fiscal year equal to the sum of the bonus earned for each Metric, determined as follows:

(i) If the Company achieves below 80% of the Target for any Metric, no bonus shall be earned with respect to such Metric.

                           (ii)     If the Company achieves 80% of the Target for any Metric, Employee shall earn a bonus equal to 50% of his minimum base annual salary in effect on the last day of such fiscal year (the "Current Base") multiplied by the Metric Percentage for that Metric.

                           (iii)    If the Company achieves greater than 80%, but less than 100%, of the Target for any Metric, Employee’s bonus for such Metric shall be determined by taking the Current Base multiplied by the percentage determined as follows:

50% + [(% points achieved in excess of 80%1/20) x 50%]

This amount shall then be multiplied by the Metric Percentage for that Metric to determine the amount the Employee earned for that Metric.

(iv) If the Company achieves 100% of the Target for any Metric, the Employee shall earn a bonus equal to 100% of Current Base multiplied by the Metric Percentage for that Metric.

                           (v)      If the Company achieves greater than 100%, but less than 120%, of the Target for any Metric, Employee’s bonus for such Metric shall be determined by taking the Current Base multiplied by the percentage determined as follows:

100% + [(% points achieved in excess of 100%2/20) x 100%]

This amount shall then be multiplied by the Metric Percentage for that Metric to determine the amount the Employee earned for that Metric.

(vi)	If the Company achieves 120% or greater of Target for any Metric, Employee shall receive a bonus equal to 200% of Current Base multiplied by the Metric Percentage for that Metric.

Targets for the fiscal year in which the Effective Date occurs will be determined based on the budget presented by management as attached as Exhibit A.  Achievement levels for each Metric for a fiscal year shall be determined by the Compensation Committee based on the audited financial statement for such year, subject to such adjustments to reflect unusual, nonrecurring or extraordinary events as the Board shall deem equitable and appropriate, after consultation with the Chief Executive Officer of the Company, and subject to the approval of the Compensation Committee of the Board of Directors of Parent.  Any Annual Bonus earned for a fiscal year shall be payable in full as soon as reasonably practicable following the determination thereof, but in no event later than March 15th of the calendar year following the calendar year in which such fiscal year ends, and in accordance with the Company’s normal payroll practices and procedures.  Any Annual Bonus (or portion thereof) payable under this Section 4(a) shall not be earned and payable unless the Employee is employed by the Company on the last day of the period to which such Annual Bonus relates.

(b)
The Employee shall be entitled to three special retention bonuses each in the amount of $313,750 payable on October 1, 2011, October 1, 2012 and October 1, 2013 respectively (each a “Special Retention Installment”), provided that any unpaid Special Retention Installment will be paid immediately upon a Change of Control.   Notwithstanding the foregoing, except as provided in Section 10(b), upon and following the Employee’s termination of employment for any reason, no further Special Retention Installments will be payable under this Section 4(b).  For purposes of this Agreement, a Change of Control shall have the same meaning as the definition of “Change of Control” set forth in the Partnership Agreement.

5.	Equity Investment; Equity Award.

(a)
No later than 12:00 p.m. Pacific Time on July 16, 2010 (the “Purchase Deadline”), the Employee agrees to purchase from Holdings LP, Class A Units (as defined in the Partnership Agreement) for aggregate cash consideration of $2,200,000 (the “Purchase Price”) at a price per unit equal to the same price per Class A Unit paid by Apollo for Class A Units on the Effective Date (the “Unit Purchase”).  The Unit Purchase shall otherwise be on the terms set forth in a separate Subscription Agreement entered into by and between Holdings LP and the Employee in the form attached hereto as Exhibit B, and the Class A Units shall be subject to the terms set forth in the Holdings LP Amended and Restated Limited Partnership Agreement in the form attached hereto as Exhibit C (the “Partnership Agreement”).   The Purchase Price shall be paid in accordance with the terms of that certain letter agreement on the matter of “Payment for Purchased Units”, dated the Effective Date, among Employee, Holdings LP, the Company and Parent.  In connection with, and simultaneously with, the Unit Purchase, Employee shall execute and deliver the Partnership Agreement as a Management Limited Partner (as defined in the Partnership Agreement).

(b)
Upon consummation of the Unit Purchase, Holdings LP shall award the Employee 663,604 Class B Units (as defined in the Partnership Agreement).  The Class B Units shall be subject to the terms set forth in the Partnership Agreement, and for purposes of Section 3.8.2 thereof, the Effective Date shall be treated as the date of grant.

6.           Other Compensation and Fringe Benefits.   In addition to any executive bonus, pension, deferred compensation and stock option grants which the Company may from time to time make available to the Employee upon mutual agreement, the Employee shall be entitled to the following during the Term:

(a) The standard Company benefits enjoyed by the Company’s other top executives;

(b)           Payment by the Company of the Employee’s initiation and membership dues in a social and/or recreational club as deemed necessary and appropriate by the Employee (and pre-approved by the Compensation Committee at its discretion) to maintain various business relationships on behalf of the Company; provided, however, that the Company shall not be obligated to pay for any of the Employee’s personal purchases and expenses at such club;

(c) Provision by the Company to the Employee and his dependents of the medical and other insurance coverage provided by the Company to its other top executives. In addition, the Company will reimburse Employee for all medical, dental and vision care expenses incurred by the Employee and his dependents that are not otherwise reimbursed or covered by the base health insurance plan, provided, however, that such amount reimbursed to the Employee in any fiscal year shall not exceed $25,000; and

(d) Provision by the Company of supplemental disability insurance sufficient to provide two-thirds of the Employee’s pre-disability minimum base annual salary for a two-year period.

(e) Section 409A Limitation. Any amounts payable under Sections 6(b), 6(c), 9 or 10(b)(iv) shall be paid no later than December 31 of the year following the year in which the expenses are incurred.

7.           Withholding.  The Company shall deduct from all compensation payable under this Agreement to the Employee any taxes or withholdings the Company is required to deduct pursuant to state and federal laws or by mutual agreement between the parties.

8.           Vacation.  For and during each year of the Term and any extensions thereof, the Employee shall be entitled to reasonable paid vacation periods consistent with his position with the Company and in accordance with the Company’s standard policies, or as the Board may approve. In addition, the Employee shall be entitled to such holidays consistent with the Company’s standard policies or as the Board may approve.

9.           Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse the Employee each month for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses in accordance with the Company’s policies then in effect.

10.           Termination.

(a)           By the Company For Cause.  The Company may terminate the Employee’s employment immediately for Cause upon written notice to the Employee, in which event the Company shall be obligated only to pay the Employee that portion of the minimum base annual salary due him through the date of termination.  “Cause” shall mean the Employee’s (i) willful failure to perform the material duties of his position, adhere to the lawful direction of the Board or adhere to the lawful policies and practices of the Company, (ii) conviction of or plea of nolo contendere involving a felony or crime of moral turpitude under the laws of the United States or any state thereof that involves dishonesty or is otherwise detrimental to the Company determined in Board’s good faith, or (iii) material breach of a provision of his employment or other written agreement including, without limitation, the Employee’s failure to fully fund the Purchase Price by the Purchase Deadline.  Notwithstanding the foregoing, if the occurrence of an event described in (i) through (iii) above is capable of being cured, such occurrence shall constitute Cause only if written notice specifying in reasonable detail the nature thereof is provided to the Employee within ninety (90) days of the alleged event and he shall have substantially failed to cure such event within fourteen (14) days after receiving such notice.

(b)           By the Company Without Cause.  The Company may terminate the Employee’s employment immediately without Cause by giving written notice to the Employee.  If the Company terminates under this Section 10(b):

(i)           The Company shall pay the Employee all amounts owed through the date of termination;

(ii)           In lieu of any further salary and bonus payments or other payments due to the Employee for periods subsequent to the date of termination, under this Agreement or otherwise, the Company shall pay, as severance to the Employee, subject to the Employee executing and delivering to the Company a release of the Company and its affiliates from all known or unknown claims at the date of such termination based upon or arising out of this Agreement, the Employee’s employment, or the termination thereof, in form reasonably acceptable to the Employee (the “Release”) (provided that the Release shall be executed and delivered on or prior to the fifty-fifth (55th) day following the date of the Employee’s termination and shall be in the form of an effective release agreement for which any applicable revocation period has expired), an amount equal to (w) the product of the Employee’s minimum base annual salary in effect as of the date of termination multiplied by the number three, payable in equal installments in accordance with the Company’s payroll periods over the two year period following such termination of employment, (x) the Annual Bonus that would have been paid to the Employee in respect of the fiscal year in which the Employee’s termination of employment occurs based upon the level of performance actually achieved through the Employee’s date of termination, prorated based on the number of days that the Employee was actually employed during such year, and payable on the date on which the Company would otherwise pay bonuses but in no event later than March 15th of the calendar year following the calendar year of the Employee’s date of termination, (y) 50% of any unpaid Special Retention Installment, payable on the date(s) such installment(s) would otherwise be paid had the Employee’s employment not been terminated, and (z) the remaining 50% of any unpaid Special Retention Installment, payable on the date(s) such installment(s) would otherwise be paid had the Employee’s employment not been terminated, but only if, prior to the date of termination of employment, any of the Employee’s Class B Performance Units (as defined in the Partnership Agreement) were converted to a time vesting schedule pursuant to Section 3.8.3 of the Partnership Agreement.  Notwithstanding the foregoing, if, at the time the Company terminates Employee’s employment under this Section 10(b), the Company is a reporting company under the Exchange Act (as defined below), and the Employee is a “specified employee for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code), then any payments under this Section 10(b)(ii) that otherwise would have been paid during the period commencing on the date of termination and ending six months after the last day of the calendar month in which the date of termination occurs shall be paid on the first business day that occurs at the end of the period.

(iii)           Subject to the Employee’s execution, delivery and non-revocation of the Release, the Company shall maintain in full force and effect for the continued benefit of the Employee during the period commencing on the date of termination and ending on the scheduled expiration of the Term then in effect (without regard to further renewals thereof), all employee benefit plans (except for the Company’s stock incentive plans) and programs in which the Employee was entitled to participate immediately prior to the date of termination, provided that the Employee’s continued participation is not prohibited under the general terms and provisions of such plans and programs, but, if prohibited, the Company shall, at the Company’s expense, arrange for substantially equivalent benefits or the equivalent cash value if the Company cannot obtain post-employment insurance coverage from any source after engaging in commercially reasonable efforts; provided, however, that notwithstanding the foregoing, there shall only be included, and Employee shall only be entitled to, those benefit plans or programs that are exempt from the term “nonqualified deferred compensation plan” under Section 409A of the Code.

(iv) Subject to the Employee’s execution, delivery and non-revocation of the Release, the Company shall provide the Employee with reimbursement not to exceed $25,000 for the reasonable costs incurred for outplacement services, provided that such cash allowance shall apply only to those costs or obligations that are incurred by the Employee during the twelve month period following the date of the Employee’s termination of employment.  Such reimbursement shall be made on the fifteenth day following the submission of each receipt to the Company evidencing costs or obligations incurred by the Employee in connection with outplacement activities.

Notwithstanding anything in Section 10(b) to the contrary, no amount shall be payable pursuant to this Section 10(b) unless Employee has incurred a Separation from Service (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h) by reason of a termination of the Employee’s employment by the Company under this Section 10(b).

(c)           By the Employee Without Good Reason.  The Employee may resign from employment immediately without Good Reason by giving written notice to the Company.   If the Employee resigns under this Section 10(c), then the Company shall not pay him any separation or severance pay or other benefit in connection with his termination, but shall only be obligated to pay the Employee any unpaid portion of his base salary that he earned for services he performed through his date of termination.

(d)           By the Employee With Good Reason.  The Employee may resign from employment with Good Reason by giving written notice to the Company.  If the Employee resigns under this Section 10(d), then such resignation shall be treated as a termination by the Company pursuant to Section 10(b).  “Good Reason” shall mean the occurrence of any of the following events, without the Employee’s consent, (i) a material failure by the Company to pay any compensation owed to the Employee, (ii) a material reduction in the Employee’s base salary or target bonus percentage, (iii) a material diminution in the Employee’s responsibilities or authority, or (iv) the voluntary resignation of Andrew F. Puzder as Chief Executive Officer during the period between 90 and 365 days following the occurrence of a Change of Control.  Notwithstanding the foregoing, occurrence of the events described in (i) through (iii) above only shall constitute Good Reason if (A) the Employee provides the Company written notice within sixty (60) days following the occurrence of an event that allegedly constitutes Good Reason; (B) the Company fails to substantially cure such event within thirty (30) days after receiving such notice; and (C) the Employee resigns within thirty (30) days following such failure to cure.  In connection with a resignation for Good Reason on account of a Mr. Puzder’s resignation following a Change of Control (i.e., (iv) above), such resignation shall be deemed to be for Good Reason only where such resignation occurs during the 90-day period commencing on the date of Mr. Puzder’s resignation.

(e)           Disability. If the Employee fails to perform his duties hereunder on account of illness or other incapacity for a period of six consecutive months, then the Company shall have the right upon written notice to the Employee to terminate the Employee’s employment without further obligation by paying the Employee the minimum base annual salary, without offset, for the one year period following such termination, subject to the Employee’s execution, delivery and non-revocation of the Release.  The Employee shall also be entitled to additional vesting of his Class B Units to the extent provided in the Partnership Agreement.

(f)           Death. If the Employee dies during the Term, then this Agreement shall terminate immediately and the Employee’s legal representatives shall be entitled to receive the minimum base annual salary for the one year period following such termination, subject to the representative’s execution, delivery and non-revocation of the Release.  The Employee shall also be entitled to additional vesting of his Class B Units to the extent provided in the Partnership Agreement.

(g)           Non-Renewal.  The Employee’s employment will terminate upon the expiration of the Term.  If the term expires by reason of the Employee having provided a Notice of Non-Renewal to the Company, then such termination will be treated as a termination pursuant to Section 10(c).  If the Term expires by reason of the Company having provided a Notice of Non-Renewal to the Employee, then such termination will be treated as a termination pursuant to Section 10(b).

(h)           Effect of Termination. Termination for any reason or for no reason shall not constitute a waiver of the Company’s rights under this Agreement nor a release of the Employee from any obligation hereunder except his obligation to perform his day-to-day duties as an employee.

(i)           Mitigation; Offset. Employee shall not be required to mitigate the amount of any payment provided for in this Section 10 by seeking other employment or otherwise, nor shall any compensation or other payments received by the Employee after the date of termination reduce any payments due under this Section 10.  However, if the Employee becomes entitled to a benefit from a subsequent employer of the type he is then receiving under Section 10(b)(iii) above, he shall immediately notify the Company, and the benefit he is receiving under Section 10(b)(iii) above shall immediately terminate.

(j)           Certain Taxes.  Notwithstanding anything to the contrary herein, if the Employee would retain, on an after-tax basis, a greater amount by reducing his entitlement to any amounts payable under or outside of this Agreement that are described in Section 280G(b)(2)(A)(i) of the Code as a result of the transactions contemplated by the Merger Agreement to the extent necessary to avoid any portion of any such payment being treated as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, then his entitlement will be so reduced.  Furthermore, if at any time following the consummation of the transactions contemplated by the Merger Agreement, Employee has the right to receive either directly or indirectly from the Company, payments or benefits which would constitute an “excess parachute payment” under Section 280G of the Code, and the Employee would retain, on an after-tax basis, a greater amount by reducing his entitlement to any amounts payable under or outside of this Agreement that are described in Section 280G(b)(2)(A)(i) of the Code to the extent necessary to avoid any portion of any such payment being treated as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, then his entitlement will be so reduced in accordance with Exhibit D.

11.           Non-Delegation of Employee’s Rights. The obligations, rights and benefits of the Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

12.           Confidential Information. The Employee acknowledges that in his capacity as an employee of the Company he will occupy a position of trust and confidence and he further acknowledges that he will have access to and learn substantial information about the Company and its operations that is confidential or not generally known in the industry, including, without limitation, information that relates to purchasing, sales, customers, marketing, and the Company’s financial position and financing arrangements. The Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company. The Employee will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company’s methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company, nor will the Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this Section 12. Accordingly, the Employee agrees that during the Term and at all times thereafter he will not disclose, or permit or encourage anyone else to disclose, any such information, nor will he utilize any such information, either alone or with others, outside the scope of his duties and responsibilities with the Company.

13.           Non-Competition During Employment Term. The Employee agrees that, during the Term and any extensions thereof, he will devote substantially all his business time and effort, and give undivided loyalty, to the Company, and that he will not engage in any way whatsoever, directly or indirectly, in any business that is competitive with the Company or its affiliates, nor solicit, or in any other manner work for or assist any business which is competitive with the Company or its affiliates. In addition, during the Term and any extensions thereof, the Employee will undertake no planning for or organization of any business activity competitive with the work he performs as an employee of the Company, and the Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity.

14.           Non-Competition After Employment Term.  The Employee shall execute on the Effective Date and be subject to the Non-Competition Agreement in the form attached as Exhibit E.

15.           Return of Company Documents. Upon termination of this Agreement, Employee shall return immediately to the Company all records and documents of or pertaining to the Company and shall not make or retain any copy or extract of any such record or document.

16.           Improvements and Inventions. Any and all improvements or inventions which the Employee may conceive, make or participate in during the period of his employment shall be the sole and exclusive property of the Company. The Employee will, whenever requested by the Company, execute and deliver any and all documents which the Company shall deem appropriate in order to apply for and obtain patents for improvements or inventions or in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents or applications.

17.           Actions. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by the Employee to abide by its terms and conditions nor will money damages adequately compensate for such injury. It is therefore agreed between the parties that, in the event of a breach by the Employee of any of his obligations contained in this Agreement or the Non-Competition Agreement, the Company shall have the right, among other rights, to damages sustained thereby, to immediately cease any payments being made or benefits being provided pursuant to Section 10(b) and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel the Employee to perform as agreed herein.  The Company may not cease any payments being made or benefits being provided pursuant to Section 10(b) unless written notice specifying in reasonable detail the nature of the breach is provided to the Employee within ninety (90) days of the alleged breach and the Employee shall have substantially failed to have cured such breach within fourteen (14) days after receiving such notice, unless the breach is not curable.  The Employee shall be considered to have substantially cured the breach if he takes, or causes to have taken, actions that result in the Company not having incurred a material detriment to its business or reputation as a result of such breach.  The Employee agrees that this Section 17 shall survive the termination of his employment and he shall be bound by its terms at all times subsequent to the termination of his employment for so long a period as Company continues to conduct the same business or businesses as conducted during the Term or any extensions thereof. Nothing herein contained shall in any way limit or exclude any other right granted by law or equity to the Company.

18.           Amendment; Integration. This Agreement, along with the exhibits hereto, contains, and its terms constitute, the entire agreement of the parties, and it may be amended only by a written document signed by both parties to this Agreement. This Agreement supersedes and replaces the Prior Employment Agreement in its entirety, which is of no further force or effect after the Effective Date, and, without limiting the foregoing, exclusively governs any right the Employee may have to compensation following any termination of employment that occurs after the Effective Date.

19.           Governing Law.  California law shall govern the construction and enforcement of this Agreement and the parties agree that any litigation pertaining to this Agreement shall be adjudicated in courts located in California; provided that if the Company is enforcing its rights under the restrictive covenants in a jurisdiction other than California as a result of the Employee’s primary place of work being located other than in California (whether as a result of the Employee or the Company relocating outside of California), then the laws of that other jurisdiction will apply, and any litigation pertaining to such enforcement may be adjudicated in courts located in such jurisdiction.

20.           Attorneys’ Fees.  If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be paid by the other party its reasonable attorneys’ fees as well as court costs, all as determined by the court and not a jury.

21.           Severability.  If any section, subsection or provision hereof is found for any reason whatsoever, to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of the Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

22.           Notices.  Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three days after being sent by United States certified mail, postage prepaid, with return receipt requested, to the parties at their respective addresses set for the below:

To the Company:
CKE Restaurants, Inc.
6307 Carpinteria Avenue, Suite A
Carpinteria, CA 93013 Attention: General Counsel

To the Employee:
Theodore Abajian

23.           Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

1 Expressed as an absolute number

2 Expressed as an absolute number

IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

CKE RESTAURANTS, INC.

By: /s/ Andrew F. Puzder
Name: Andrew F. Puzder
Title: Chief Executive Officer

APOLLO CKE HOLDINGS LP (Solely as to Section 5 and Section 10(e) and (f))
By:           Apollo CKE Holdings GP, LLC
its General Partner

By: /s/ Lance Milken
Name: Lance Milken
Title: Vice President

EMPLOYEE

/s/ Theodore Abajian
Theodore Abajian

[Signature Page to Abajian Employment Agreement]